Exhibit 99.1
BALLY TOTAL FITNESS FILES FORM 12B-25 WITH SEC
CONCERNING LATE FILING OF 2006 FORM 10-K
•	Updates Debt and Liquidity Positions

•	Reports Default for Failure to File the 2006 Form 10-K

•	Engages Jefferies & Company as Financial Advisor
CHICAGO, March 15, 2007 — Bally Total Fitness (NYSE: BFT), the largest publicly-traded full-service commercial North American fitness center operator, announced today that it has filed a notice with the Securities and Exchange Commission on Form 12b-25 indicating that it is unable to file its Annual Report on Form 10-K for the year ended December 31, 2006 by the March 16, 2007 deadline without unreasonable effort and expense because it has not yet completed the preparation of its financial statements for the year ended December 31, 2006. The Company is not yet able to determine when it will be able to file this report.
     Bally indicated that in determining the amount of its liability for deferred revenue, the Company estimates membership life for its members at the time that members enter into membership agreements based on historical trends of actual attrition. The Company has identified certain errors in its historical member data used to create its estimates of membership life for those members whose memberships are expected to extend beyond seven years. The Company is also evaluating the assumptions it uses in updating these attrition estimates throughout the memberships’ terms. The Company is evaluating the impact that these data errors and the assumptions relating to attrition estimates will have on its estimates of membership life and its estimate of deferred revenue on previously reported annual and interim consolidated financial statements as well as interim consolidated financial statements and interim consolidated financial information for 2006.
     In its 12b-25 filing, Bally stated that it expects to report a loss from continuing operations for 2006, and that it expects cash collections of membership revenues in 2006 to be approximately 3%, or more than $25 million, lower than cash collections in 2005. The trend of lower cash collections has continued in the first eleven weeks of 2007 and is expected to continue through at least the remainder of 2007. These unfavorable comparisons and trends reflect shortfalls in new member additions and the continuing effects on cash collections associated with the Company’s 2005 transition to its Build Your Own Membership (“BYOM”) model, related changes in the Company’s sales approach and club operating model, and heightened competition in the Company’s key markets. While the changes implemented to the

BYOM model since the third quarter of 2006 have led to some improvement in certain key operating parameters, this progress has not been sufficient to offset the impact of lower cash collections from BYOM members added in 2005 and early 2006.
     Bally reported that its results of operations for 2006 are still being finalized by management, and that it expected certain expenses to be higher in 2006 compared to 2005. Those higher expenses include an impairment charge estimated at $35 to $37 million and associated with the carrying value of certain long-lived assets, primarily leasehold improvements to certain fitness clubs. Interest expense increased approximately 20% (or approximately $16 million) in 2006, primarily due to the amortization of deferred financing costs.
     On March 14, 2007, the Company’s liquidity was approximately $45 million. The Company’s availability under its amended and restated Credit Agreement, subject to compliance with the terms thereof, was approximately $2.1 million.
     Further, as of March 14, 2007, the Company had approximately $827 million in debt outstanding, which includes approximately $19 million in letters of credit. Interest payments on the Company’s public notes are due in April, July and October 2007, along with the maturity of the $300 million of 9-7/8% Senior Subordinated Notes in October 2007. The Company is exploring a broad range of options to restructure its debt obligations. If the Company is unable to restructure that debt, is unable or determines not to make the interest payments, or otherwise determines that its financial condition and obligations necessitate a broader restructuring, it may seek to reorganize its operations under Chapter 11. The Company has engaged Jefferies & Company, Inc. as its financial advisor.
     The Company’s inability to file its 2006 Form 10-K by March 16, 2007 will be a default under its public note indentures. Subject to certain notice provisions, events of default resulting from the Company’s failure to file and deliver 2006 audited financial statements, or make the interest payment under its Senior Subordinated Notes on April 15, 2007, could ultimately result in certain debt obligations becoming immediately due and payable.
     The Company also said that management is assessing the effectiveness of its internal control over financial reporting, and has identified material weaknesses in the internal control over financial reporting as of December 31, 2006.
     Bally’s independent auditor, KPMG LLP, has informed the Company’s Audit Committee that, in the absence of further information in support of the Company’s ability to meet its obligations as they become due, comply with certain debt covenants and timely file its financial statements, its auditors’ report on the Company’s consolidated financial statements will include an explanatory paragraph indicating that substantial doubt exists as to the Company’s ability to continue as a going concern. Further, the Company also expects that the independent auditor’s report on internal control over financial reporting will again include an adverse opinion on the effectiveness of its internal controls over financial reporting, consistent with management’s conclusion that material weaknesses exist.
     Additional information regarding the Company’s financial position, its status as a listed Company on the New York Stock Exchange and other matters are detailed in the Company’s Form 12b-25 filing, which can be accessed at www.ballyfitness.com and on the EDGAR section of the SEC’s website at www.sec.gov.
Investor Conference Call
     Management will hold a conference call for investors and members of the financial community on March 15, 2007, at 4:00 p.m.. Central Daylight Time. In order to participate on the conference call, please dial 866-356-3095 international 617-597-5391, at least 15 minutes before the start of the call. The participant passcode is 86084932. The call can also be accessed live and in archive on the Company’s website, http://www.ballyfitness.com.
About Bally Total Fitness
     Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
     Forward-looking statements in this press release including, without limitation, statements relating to (i) the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, (ii) the Company’s expectation that its strategies will enable it to create economic value, (iii) the determination by management of the Company’s deferred revenue liability at

December 31, 2006 and whether or not restatement of prior periods is required, (iv) the completion by the Company’s independent auditor of the audit of the Company’s financial statements, (v) the potential effect of any adjustments identified during the audit process and (vi) the anticipated future performance of the Company’s business are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
A number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, among others:
•	the ability to satisfy debt and debt-related obligations as interest becomes payable or principal becomes due, including the substantial interest payable on the Company’s 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”) on April 15, 2007 and the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes” and, together with the Senior Subordinated Notes, the “Notes”) on July 15, 2007; the $300 million aggregate principal amount payable at maturity of the Senior Subordinated Notes on October 15, 2007; and the approximately $282 million aggregate obligations under the Company’s Amended and Restated Credit Agreement (the “New Facility”) on October 1, 2007, which will terminate if the Senior Subordinated Notes are not refinanced or restructured by that date;

•	a determination by the Company not to make interest payments due in 2007 in respect of either or both classes of the Notes;

•	the ability to maintain existing or obtain new sources of debt or equity financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations, and the outcome of the Company’s exploration of restructuring and refinancing alternatives;

•	the response of creditors, customers and suppliers, including financial intermediaries such as credit card payment processors, to the filing of the Company’s Form 12b-25 and the matters discussed therein, particularly as those matters relate to liquidity, the uncertain timing of the filing by the Company of its 2006 Form 10-K and the presence of an explanatory paragraph in the audit report on the Company’s consolidated financial statements indicating that substantial doubt exists as to the Company’s ability to continue as a going concern and other actions the Company may take to restructure or reorganize its obligations, including a reorganization of its operations under Chapter 11 of the U.S. Bankruptcy Code;

•	the ability to comply with, or obtain waivers under, the Company’s loan agreements and indentures;

•	the effect of material weaknesses in internal control over financial reporting on the Company’s ability to prepare financial statements and file timely reports with the Securities and Exchange Commission (the “SEC”);

•	the success of operating initiatives, advertising and promotional efforts to attract and retain members;

•	competition, including the ongoing effect of increased competition from well-financed competitors and the Company’s limited ability to invest in capital improvements due to its constrained liquidity and overall financial condition;

•	the acceptance of the Company’s product and service offerings;

•	changes in business strategy or plans;

•	the refusal of the Company’s suppliers to provide key products and services, or any requirement by suppliers that the Company change the terms and conditions associated with these products and services;

•	the outcome of SEC and Department of Justice investigations;

•	the existence of adverse publicity or litigation (including stockholder litigation and insurance rescission actions), the outcome thereof and the costs and expenses associated therewith;

•	the changes in, or the failure to comply with, government regulations;

•	the ability to attract, retain and motivate highly skilled employees, including a permanent Chief Executive Officer;

•	the business abilities and judgment of personnel;

•	general economic and business conditions; and

•	other factors described in the Company’s Form 12b-25, including the risk factors identified in the periodic reports that the Company has previously filed with the SEC.
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